Exhibit 99.1

FOR IMMEDIATE RELEASE

Cutera, Inc.

Matthew Scalo

VP, Investor Relations and Corporate Development

415-657-5500

mscalo@cutera.com

Cutera Announces Appointment of Jason Richey as Chief Operating Officer

[BRISBANE, Calif., July 9, 2018] -- CUTERA, INC., (Nasdaq: CUTR) (“Cutera” or the “Company”) a leading provider of laser, light and other energy-based aesthetic systems for practitioners worldwide, announced today the appointment of Mr. Jason Richey to the newly created position of Chief Operating Officer (“COO”).

Immediately prior to joining Cutera, Mr. Richey served as President of North America for LivaNova, PLC, a $5 billion global medical device manufacturer headquartered in London, with a presence in more than 100 countries worldwide. Mr. Richey joined LivaNova (created through the merger of Cyberonics, Inc. and Sorin S.p.A. in October 2015) from Cyberonics, Inc. where he spent 17 years. At Cyberonics, among other roles, Mr. Richey also served as the Vice President and General Manager of the Company’s International business based in Brussels, Belgium. In this role, Mr. Richey led a turnaround of Cyberonics’ international business that saw substantial growth, while simultaneously driving significant profitability to the corporation. In addition to LivaNova and Cyberonics, Mr. Richey began his medical device career at B Braun Medical. Mr. Richey holds a Bachelor of Arts degree in Biology from the Indiana University.

"We’re delighted to welcome Jason to Cutera as a member of our Executive Leadership Team,” said James Reinstein, Cutera’s President and Chief Executive Officer. “Jason comes to us with deep operational expertise in the medical device industry, extensive experience managing international commercial teams, as well as broad sales, marketing and regulatory acumen to manage our fast growing global business. Having worked with Jason at Cyberonics, I am confident he will drive overall performance and make a significant impact on our entire organization,” said Mr. Reinstein.

"I am thrilled to join James and this exceptional team at Cutera,” said Mr. Richey. “I see tremendous opportunities ahead and look forward to applying my knowledge and experience to contribute to even greater success and shareholder value.”

For more information about Cutera and its products, visit www.Cutera.com.

About Cutera, Inc.

Brisbane, California-based Cutera is a leading provider of laser and other energy-based aesthetic systems for practitioners worldwide. Since 1998, Cutera has been developing innovative, easy-to-use products that enable physicians and other qualified practitioners to offer safe and effective aesthetic treatments to their patients. For more information, call 1-888-4CUTERA or visit www.cutera.com.